Exhibit 107

Calculation of Filing Fee Tables

F-4

(Form Type)

Perfect Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(8)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	—	—	—	—	—	—	—	—
Fees to Be Paid	Equity	Perfect Class A Ordinary Shares(2)	457(c) and 457(f)(1)	28,415,000	$9.835(3)	$279,461,525.00(3)	$0.0000927	$25,906.08
	Equity	Perfect Warrants(4)	457(g)	18,100,000	—(5)	—(5)	—	—
	Equity	Perfect Class A Ordinary Shares issuable on exercise of Perfect Warrants(6)	457(g)	18,100,000	$11.50(7)	$208,150,000.00(7)	$0.0000927	$19,295.51
		Total Offering Amounts		64,615,000		$487,611,525.00		$45,201.59
		Total Fees Previously Paid						$0
		Net Fee Due						$45,201.59(9)

(1)	All securities being registered will be issued by Perfect Corp., a Cayman Islands exempted company with limited liability (“Perfect”), in connection with the Business Combination Agreement described in this registration statement and the proxy statement/prospectus included herein, which provides, among other things, that (i) Beauty Corp., a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of Perfect will merge with and into Provident Acquisition Corp., a Cayman Islands exempted company with limited liability (“Provident”) (the “First Merger”), with Provident surviving the First Merger as a wholly-owned subsidiary of Perfect (Provident as the surviving company of the First Merger, the “First Merger Surviving Company”), and (ii) immediately following the consummation of the First Merger and as part of the same overall transaction, the First Merger Surviving Company will merge with and into Fashion Corp., a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of Perfect (the “Second Merger”), with Fashion Corp. surviving the Second Merger as a wholly-owned subsidiary of Perfect. Pursuant to the Business Combination Agreement, (i) immediately prior to the effective time of the First Merger (the “First Merger Effective Time”), each issued and outstanding Class B ordinary share of Provident, par value $0.0001 per share (“Provident Class B Ordinary Shares”) will be converted into Class A ordinary shares of Provident, par value $0.0001 per share (“Provident Class A Ordinary Shares”) at a conversion ratio provided under Provident’s memorandum and articles of association (the “Conversion Ratio”), (ii) at the First Merger Effective Time, each issued and outstanding Provident Class A Ordinary Share, including each such share converted from Provident Class B Ordinary Share(s), will be cancelled in exchange for the right to receive one Class A ordinary share of Perfect, par value $0.10 per share (“Perfect Class A Ordinary Shares”), and (iii) at the First Merger Effective Time, each issued and outstanding warrant to purchase Provident Class A Ordinary Shares (“Provident Warrants”) will be converted into the right to receive a corresponding warrant to purchase Perfect Class A Ordinary Shares on same terms and conditions as the applicable Provident Warrants (“Perfect Warrants”). In addition, pursuant to the Sponsor Letter Agreement described in this registration statement and the proxy statement/prospectus included herein, (i) if the Conversion Ratio is less than the sum of (I) one plus (II) the quotient of (A) the number of Provident Class A Ordinary Shares to be issued in connection with the FPA Investment (as such term is defined in the Registration Statement) prior to the First Merger Effective Time (the “Forward Purchase Shares”) divided by (B) 23,000,000 (the “Target Conversion Ratio”), Perfect will issue additional Perfect Class A Ordinary Shares to the former holders of Provident Class B Ordinary Shares to make the total number of Perfect Class A Ordinary Shares held by each such holder immediately after the First Merger Effective Time equal to an amount that such holder would hold had the Provident Class B Ordinary Shares been converted into Provident Class A Ordinary Shares at the Target Conversion Ratio, and (ii) 25.90333% of the Perfect Class A Ordinary Shares held by Provident Acquisition Holdings Ltd. as of immediately after the First Merger Effective Time (after the share issuance described in the foregoing (i)) will be surrendered and cancelled. Assuming 5,500,000 Forward Purchase Shares will be issued, the holders of 5,750,000 Provident Class B Ordinary Shares will receive 7,125,000 Perfect Class A Ordinary Shares upon the First Merger and the share issuance described in the preceding sentence and will hold 5,415,000 Perfect Class A Ordinary Shares after giving effect to the share surrender described in the preceding sentence.

(2)

Consists of Perfect Class A Ordinary Shares to be issued and exchanged at the First Merger Effective Time for Provident Class A Ordinary Shares, and not immediately thereafter surrendered and cancelled pursuant to the Sponsor Letter Agreement, including (i) 23,000,000 Perfect Class A Ordinary Shares to be issued and exchanged for 23,000,000 Provident Class A Ordinary Shares that were registered pursuant to the Registration Statement on Form S-l (File No. 333-251571) and offered by Provident in its initial public offering (“Provident IPO”) (assuming zero redemption of such Provident Class A Ordinary Shares) and (ii) 5,415,000 Perfect Class A Ordinary Shares to be issued and exchanged for Provident Class A Ordinary Shares that will be converted from Provident Class B Ordinary Shares, and not immediately thereafter surrendered and cancelled pursuant to the Sponsor Letter Agreement (assuming 5,500,000 Forward Purchase Shares will be issued). The number of Perfect Class A Ordinary Shares to be registered hereunder excludes such number of Perfect Class A Ordinary Shares to be issued and exchanged at the First Merger Effective Time for Forward Purchase Shares and 5,000,000 Provident Class A Ordinary Shares to be issued in connection with the PIPE Investment.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high ($9.84) and low ($9.83) prices of Provident Class A Ordinary Shares on March 21, 2022 (within five business days prior to the date of the Registration Statement). This calculation is in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)	Consists of Perfect Warrants to be exchanged at the First Merger Effective Time for (i) 11,500,000 warrants included in outstanding units of Provident sold to the public in Provident IPO and (ii) 6,600,000 warrants issued to Provident Acquisition Holdings Ltd. in connection with Provident IPO. The number of Perfect Warrants to be registered hereunder excludes such number of Perfect Warrants to be exchanged at the First Merger Effective Time for 2,750,000 Provident Warrants to be issued in connection with the FPA Investment.

(5)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(6)	Consists of Perfect Class A Ordinary Shares issuable upon exercise of Perfect Warrants (other than such number of Perfect Warrants to be exchanged at the First Merger Effective Time for 2,750,000 Provident Warrants to be issued in connection with the FPA Investment). Each Perfect Warrant will entitle the holder thereof to purchase one Perfect Class A Share at a price of $11.50 per share (subject to adjustment).

(7)	Based on the exercise price of Perfect Warrants ($11.50).

(8)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(9)	Paid herewith.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A